Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kansas City Life Insurance Company:

We consent to the use of our report dated February 27, 2015 with respect to the consolidated balance sheets of Kansas City Life Insurance Company (the Company) and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014; and to the use of our report dated April 30, 2015 with respect to the statement of net assets of Kansas City Life Variable Annuity Separate Account (comprising individual subaccounts as listed in note 1 to the financial statements) as of December 31, 2014, and the related statement of operations for the year or period then ended; the statements of changes in net assets for each of the years or periods in the two-year period then ended; and financial highlights for each of the years or periods in the five-year period then ended, which reports appear in the Statement of Additional Information accompanying the Prospectus of Century II Variable Annuity, included in the Post-Effective Amendment No. 26 of the Registration Statement under the Securities Exchange Act of 1933 (File No. 033-89984) on Form N-4 and to the reference to our firm under the heading “Experts,” also in the Statement of Additional Information.

Our report dated February 27, 2015 contains an explanatory paragraph that states that, as discussed in note 3 to the consolidated financial statements, effective December 31, 2014, the Company changed its method of accounting for certain investments in qualified affordable housing projects by electing to use the proportional amortization method for such investments due to the retrospective adoption of Financial Accounting Standards Board Accounting Standards Update (ASU) No. 2014-01, Accounting for Investments in Qualified Affordable Housing Projects.

/s/ KPMG LLP

Kansas City, Missouri
April 30, 2015